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                                  CONCORD LOGO
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                                                                      Exhibit 20


CONTACT:                            LENS' INVESTOR RELATIONS COUNSEL:
Concord Camera Corp.                The Equity Group, Inc.
Harlan I. Press, Controller         Robert Goldstein           (212) 371-8660
954-331-4200                        Tom Ennis                  (212) 836-9607
                                    FAX ON DEMAND              (888) 329-2802


                              FOR IMMEDIATE RELEASE
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             CONCORD CAMERA CORP. ANNOUNCES TWO-FOR-ONE STOCK SPLIT
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HOLLYWOOD, FLORIDA--March 14, 2000 -- Concord Camera Corp. ("Concord") (NASDAQ
National Market: LENS) announced today that it has approved a two-for-one split of its Common Stock to be effected through a stock dividend of one share of Common Stock on each outstanding share of Concord's Common Stock, payable on April 14, 2000 to stockholders of record as of the close of business on March 27, 2000.

Concord Camera Corp. is a global developer, designer, manufacturer and marketer of high quality, low cost Advanced Photo System (APS), 35mm and 110mm format traditional and single-use cameras. Concord markets its cameras under the tradenames CONCORD(R), KEYSTONE(R), LE CLIC(R), APEX(R) and ARGUS(R). A licensing agreement with the world famous Crayola(R) brand name begun in the United States in 1995 has been expanded to include Canada, the United Kingdom, France, Australia and New Zealand. Today, Concord is one of the world's leaders in the single-use camera category, the fastest growing segment of the camera market, and the largest producer of single-use cameras in the world in private label, corporate premium and original equipment manufacturer segments of the industry. The Company sells and markets its camera products worldwide through direct sales offices in the United States, Canada, Germany, Hong Kong, United Kingdom, France and through independent sales agents.



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